Exhibit 99.1

Contacts:	For Media:	Randolph Clerihue
(212) 578-5061

	For Investors:	Edward Spehar
(212) 578-7888

MetLife Announces Bill Wheeler’s Retirement

President of the Americas will stay on until August of 2015

NEW YORK, April 14, 2015 – MetLife, Inc. (NYSE: MET) announced today that Bill Wheeler, President of the Americas since 2011, will retire effective August of 2015.

MetLife Chairman, President and CEO Steve Kandarian said: “During his 17-year tenure at MetLife, Bill made a significant contribution to MetLife’s success. Most recently, as our first President of the Americas, Bill took on some of our biggest challenges, and he has done an excellent job delivering on them. Bill has driven solid financial and operational performance. He has completed the successful restructuring and transformation of our U.S. Retail business, which we identified as one of our strategic pillars. Additionally, Bill led our acquisition of ProVida, which was immediately accretive to earnings and strengthened MetLife’s leadership position in Latin America.”

“MetLife has made significant progress against our 2012 strategy, and today we have strong momentum in many areas. We remain focused on our goals of generating more cash in our businesses and delivering superior value for customers, which are key to improving shareholder returns. In short, MetLife is very well positioned for the future. While Bill stays on to ensure a seamless transition, we will be reassessing the right structure and leadership for the Americas region.”

Kandarian continued, “I want to express my deep gratitude to Bill. When I joined MetLife, Bill contributed greatly to my education in the insurance business and our company’s role in it. I also want to thank him for his partnership during my time as CEO. I am confident that I speak for everyone who knows him when I say we will miss Bill’s humor, his intellect, and his passion for MetLife.”

Bill Wheeler said, “After serving in a variety of senior roles here – all of which were challenging and fulfilling – I believe the timing is right for me to retire and pursue other interests. I am so proud of the accomplishments the team has made in the transformation and successful repositioning of the U.S businesses. I am confident that the people of MetLife will continue to deliver for customers and shareholders for many years to come. I consider myself extremely fortunate to have been a part of MetLife’s successful history.”

About MetLife

MetLife, Inc. (NYSE: MET), through its subsidiaries and affiliates (“MetLife”), is one of the largest life insurance companies in the world. Founded in 1868, MetLife is a global provider of life insurance, annuities, employee benefits and asset management. Serving approximately 100 million customers, MetLife has operations in nearly 50 countries and holds leading market positions in the United States, Japan, Latin America, Asia, Europe and the Middle East. For more information, visit www.metlife.com.

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